UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 17, 2007
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 393-1101

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Election of Gary Steel as Director
     On December 17, 2007, upon the recommendation of the Nominating and Governance Committee, Gary G. Steel was appointed to serve as a member of the Board of Directors (“Board”) of Harman International Industries, Incorporated (“Company”). Mr. Steel was appointed to fill a new vacancy created when the Board was increased from seven to eight members. Mr. Steel’s compensation for his service as a director will be consistent with that of the Company’s other non-management directors, as described in the Company’s proxy statement, filed with the Securities and Exchange Commission on October 29, 2007, under the caption “The Board, Its Committees and Its Compensation — Director Compensation.” Mr. Steel’s term as a director will expire at the Company’s 2009 Annual Meeting of Stockholders. There are no arrangements or understandings between Mr. Steel and any other person pursuant to which he was selected as a director. There are no transactions involving Mr. Steel that would be required to be reported under Item 404(a) of Regulation S-K.
     On December 17, 2007, the Board also made changes to the composition of its three standing committees. The directors now serving on the Audit Committee are Shirley Mount Hufstedler, Dr. Harald Einsmann, Ann McLaughlin Korologos and Edward H. Meyer. Ms. Hufstedler will continue as Chairwoman of the Audit Committee. The directors now serving on the Compensation and Option Committee are Brian F. Carroll, Ms. Korologos and Mr. Meyer. Mr. Meyer will continue as Chairman of the Compensation and Option Committee. The directors now serving on the Nominating and Governance Committee are Mr. Steel, Ms. Korologos and Mr. Meyer. Ms. Korologos will continue as Chairwoman of the Nominating and Governance Committee.
     2007 Key Executive Officers Bonus Plan
     On October 23, 2007 the Board adopted the Company’s 2007 Key Executive Officers Bonus Plan (the “2007 Plan”). The Board adopted the 2007 Plan upon the recommendation of the Compensation and Option Committee, subject to stockholder approval. On December 17, 2007, the Company’s stockholders approved the 2007 Plan as described in the Company’s proxy statement filed with the Securities and Exchange Commission on October 29, 2007.
     Under the 2007 Plan, the Compensation and Option Committee will establish a return on stockholder equity goal at the beginning of each fiscal year and the maximum amount of a cash award that is payable to each plan participant if the goal is met. The maximum annual cash award payable to any plan participant under the 2007 Plan is $3 million. At the end of each fiscal year, the Compensation and Option Committee will determine whether the goal was met and, if so, the amount of the cash award to be paid to each plan participant.
     The foregoing description of the 2007 Plan is qualified in its entirety by reference to the full text of the 2007 Plan, which is attached hereto as Exhibit 10.1.

     Management Incentive Compensation Plan
     On December 17, 2007 the Board approved the Management Incentive Compensation Plan (the “MIC Plan”). The MIC Plan is an annual incentive program for executive officers, as well as other key employees, who do not participate in the 2007 Plan. Under the MIC Plan, plan participants are eligible to receive a cash bonus expressed as a percentage of base salary. In order to receive an award under the MIC Plan, the plan participant’s business unit must achieve preestablished performance targets. These targets will typically include revenue, operating income, free cash flow and a cost-based index. These targets are established by reference to the Company’s internal business plan. In addition, plan participants are evaluated based upon performance against individual objectives. Performance against these objectives is a multiplier of the award, ranging from zero to 120%. The bonus award payable to any plan participant cannot exceed the lesser of 150% of the plan participant’s target bonus or 100% of the plan participant’s annual base salary. The MIC Plan provides for discretionary cash bonuses to plan participants under circumstances in which the performance targets are not met in a fiscal year.
     The foregoing description of the MIC Plan is qualified in its entirety by reference to the full text of the MIC Plan, which is attached hereto as Exhibit 10.2.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Harman International Industries, Incorporated 2007 Key Executive Officers Bonus Plan

10.2	Harman International Industries, Incorporated Management Incentive Compensation Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
By:	/s/ Edwin C. Summers
Edwin C. Summers
Vice President, General Counsel and Secretary

Date: December 21, 2007

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